UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

May 17, 2007
Date of Report (date of earliest event reported)

24/7 REAL MEDIA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-29768	13-3995672
(State or other jurisdiction of	Commission File Number)	(IRS Employer
incorporation)		Identification Number)

132 West 31st  Street

New York, New York 10001

(Address of principal executive offices, including zip code)

(212) 231-7100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencementcommunications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01 Entry into a Material Definitive Agreement.

Merger Agreement

On May 17, 2007, WPP Group plc, a United Kingdom public limited company (“WPP”), TS Transaction, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of WPP (“Merger Subsidiary”), and 24/7 Real Media, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”).

Subject to the terms and conditions of the Merger Agreement, as soon as practicable, and in any event within ten business days of May 17, 2007 (i) Merger Subsidiary will commence a tender offer (the “Offer”) to purchase all of the outstanding shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at a price of $11.75 per share in cash; and (ii) as soon as practicable following the consummation of the Offer, Merger Subsidiary will be merged (the “Merger”) with and into the Company, with each outstanding share of Common Stock (other than, among other things, (a) shares held by the Company as treasury stock or by WPP or by any wholly-owned subsidiary of the Company or WPP and (b) shares held by holders who are entitled to tender in the Offer and have properly demanded dissenters’ rights under Delaware law) being converted into the right to receive $11.75 in cash. The Company will survive the Merger as an indirect wholly-owned subsidiary of WPP.

Under the Merger Agreement, at the effective time of the Merger (a) any unvested, unexerciseable and outstanding Company stock options will be converted into approximately equivalent stock options of WPP, (b) any vested, exercisable and outstanding Company stock options will be exchanged for a cash payment for each underlying share equal to the difference, if any, between the tender offer price per share of $11.75 and the exercise price per share of the options and all vested options will be cancelled, and (c) any restricted shares of the Company will be converted to approximately equivalent restricted shares of WPP.

The Company has made various representations and warranties and has agreed to specified covenants in the Merger Agreement, including covenants relating to the Company’s conduct of its business between the date of the Merger Agreement and the closing of the Merger, restrictions on solicitation of proposals with respect to alternative transactions, governmental filings and approvals, public disclosures and other matters.

The Merger Agreement contains certain termination rights of WPP and the Company and provides that, upon the termination of the Merger Agreement under specified circumstances, the Company will be required to pay a termination fee of $24.0 million.

The consummation of the Offer and the completion of the Merger are subject to specified conditions, including regulatory approvals.

The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or WPP. In particular, the assertions embodied in the Company’s representations and warranties contained in the Merger Agreement are qualified by information in the disclosure schedule provided by the Company to WPP in connection with the signing of the Merger Agreement. This disclosure schedule, which is not being filed, contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the Company and WPP rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about the Company or WPP.

Item 8.01 Other Events.

On May 17, 2007, the Company issued a press release relating to the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No	Description
2.1	Agreement and Plan of Merger, dated as of May 17, 2007, among WPP Group plc, TS Transaction, Inc. and 24/7 Real Media, Inc.*
99.1	Press release, dated May 17, 2007, entitled “24/7 Real Media Announces Agreement to be Acquired by WPP.”

__________________________

*                                         Excludes schedules, exhibits and certain annexes, which the registrant agrees to furnish supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

24/7 REAL MEDIA, INC.

Date: May 17, 2007	By:	/s/ David J. Moore
Name: David J. Moore
Title: Chairman and Chief Executive Officer